Exhibit 99.1

BioDelivery Sciences Int., Inc.	L. G. ZANGANI, LLC
NASDAQ: BDSI	Nine Main Street, Flemington, NJ 08822
(908) 788-9660 Fax: (908) 788-4024
E-mail: office@zangani.com
Web site: http://www.zangani.com

For Release:	IMMEDIATELY

Contact:	Francis E. O’Donnell, Jr., M.D.	Mark A. Sirgo, Ph.D	Leonardo Zangani
	President and CEO	Arius Pharmaceuticals, Inc.	L.G. Zangani, LLC
	973-972-0015	919-510-8542	908-788-9660

NEWS RELEASE

BioDelivery Sciences International, Inc. Announces the

Closing of the Arius Pharmaceuticals Acquisition

NEWARK, New Jersey, August 24, 2004 – BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced today that it has closed the previously announced acquisition of Arius Pharmaceuticals, Inc., a Delaware corporation (“Arius”). As result of the consummation of this transaction, Arius has been reorganized with and into a newly formed, wholly-owned subsidiary of BDSI. As part of the transaction, BDSI has issued to the former stockholders of Arius consideration comprised of an aggregate of 1,647,059 shares of a newly designated, non-voting and non-interest bearing, series of convertible preferred stock. The newly-created preferred stock is convertible (upon the satisfaction of certain conditions) into shares of BDSI common stock on a one for one basis. The preferred stock is eligible for conversion upon the earlier to occur of: (i) FDA approval of Arius’ first product or (ii) five years from the closing date. The preferred stock enjoys certain other rights and privileges.

As previously announced, and as part of the closing, Dr. Mark A. Sirgo, a founder and the President and CEO of Arius, has entered into an employment agreement with BDSI and has been named Senior Vice President of Commercialization and Corporate Development of BDSI. Dr. Andrew Finn, also a founder and the Chief Operating Officer of Arius, has also entered into an employment agreement with BDSI and has been named Senior Vice President of Product Development at BDSI. Drs. Sirgo and Finn have previously held senior positions at Glaxo-Wellcome. Drs. Sirgo and Finn will operate Arius out of its present base in the Research Triangle Park area of North Carolina. They will report directly to BDSI’s CEO and will also work closely with Dr. Raphael Mannino, BDSI’s Executive Vice President and Chief Scientific Officer, who is based in BDSI’s formulation facility in Newark, New Jersey.

Arius is a specialty drug delivery company whose portfolio of potential products will be focused on “acute” treatment opportunities for surgical and oncology patients. In 2004, Arius acquired an exclusive worldwide license to the BEMA™ (buccal or mouth) delivery technology developed by Atrix Laboratories, Inc. (NASDAQ:ATRX). In connection with the closing, BDSI made available to Arius $1 million for payment by Arius of a license fee to Atrix as required under the Arius/Atrix agreement.

BDSI Chairman, President and CEO, Dr. Francis E. O’Donnell, Jr., stated “We are pleased to have consummated this transaction as scheduled and in a manner which we believe is not dilutive to our stockholders. We are looking forward to capitalizing on the combined synergies of the people and the products of our two companies.”

Dr. Mark Sirgo, President and CEO of Arius, stated “Dr. Finn and I look forward to executing the combined company’s business plan, and we welcome the opportunity to use this new platform not only to further Arius’ development but also to take a leadership position in assisting our new colleagues with BDSI’s technologies and their various applications.”

Separately, BDSI announced that its secured equipment lender, Gold Bank, has indicated to the company its belief that the acquisition of Arius and associated transactions requires their consent. BDSI believes that it has structured the transaction with its counsel to be in compliance with the terms and conditions of the loan documentation relating only to BDSI’s acquisitions of complimentary businesses and the Gold Bank’s consent is not required with respect to an acquisition of this kind.

Dr. O’Donnell explained, “We believe the specific provisions in question require consent, in the first instance, when BDSI itself is being sold, consolidated or liquidated. That is not the case with the Arius acquisition. In the second instance, we believe that Gold Bank’s consent is required if BDSI makes an acquisition which changes its line of business. Since both BDSI and Arius are drug delivery technology companies, BDSI believes that it is not out of compliance with this covenant by not obtaining the bank’s consent. We therefore have proceeded with the acquisition and look forward to continuing our discussions with Gold Bank.”

BDSI further announced that in response to its position, Gold Bank has reviewed the publicly announced proposed structure of the Arius transaction and has indicated that there may be other covenants that it will interpret to be in default as a result of the closing of the Arius transaction and that it has reserved its rights under the loan agreement. Gold Bank has also indicated to the company its belief that its consent is required for BDSI’s announced credit facility with Hopkins Capital Group. As announced today, Hopkins Capital and BDSI have terminated such facility and entered into an equity line of credit in a structure that BDSI believes benefits the company but does not require the bank’s consent.

BioDelivery Sciences International, Inc. is a biotechnology company that is developing and seeking to commercialize patented and licensed delivery technologies for pharmaceuticals, vaccines, over-the-counter drugs, nutraceuticals and micronutrients. The company’s technologies include: (i) the patented Bioral™ nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA™ (buccal or mouth) drug delivery technology being developed by the company’s Arius Pharmaceuticals subsidiary with a focus on “acute” treatment opportunities for surgical and oncology patients.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause the Company’s results to differ. Factors that may cause such differences include, but are not limited to, the Company’s ability to accurately forecast the demand for each of its or Arius’ licensed technologies and products associated therewith, the gross margins achieved from the sale of those products and the expenses and other cash needs for the upcoming periods, the Company’s ability to obtain raw materials from its contract manufacturers on a timely basis if at all, the Company’s need for additional funding, uncertainties regarding the Company’s intellectual property and other research, development, marketing and regulatory risks and certain other factors that may affect future operating results and are detailed in the company’s filings with the Securities and Exchange Commission.

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the

Company, warrants or options to purchase capital in the Company.